Exhibit 10.2

LPL CONTRIBUTION AND ASSUMPTION AGREEMENT

This LPL Contribution and Assumption Agreement, dated as of December 27, 1991, is entered into by and among LAKEHEAD PIPE LINE PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), LAKEHEAD PIPE LINE COMPANY, INC., a Delaware corporation (the “Company”), and LAKEHEAD SERVICES, LIMITED PARTNERSHIP, a Delaware limited partnership (the “LPL Partnership”).

RECITALS

WHEREAS, the Partnership and the Company have heretofore formed the LPL Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”); and

WHEREAS, the Partnership contributed $10 to the capital of the LPL Partnership and received a 1% general partner interest therein; and the Company contributed $990 to the capital of the LPL Partnership and received a 99% limited partner interest therein; and

WHEREAS, as of the date hereof, the Partnership and the Company have amended and restated the Agreement of Limited Partnership of the LPL Partnership (the “LPL Partnership Agreement”); and

WHEREAS, pursuant to the LPL Partnership Agreement, the Partnership has agreed to contribute to the LPL Partnership, as a capital contribution thereto, $205,090,909.09 million in cash and United States government securities in exchange for (a) its continued 1% general partner interest in the LPL Partnership and (b) the assumption of certain liabilities by the LPL Partnership; and

WHEREAS, pursuant to the LPL Partnership Agreement, the Company has agreed to contribute to the LPL Partnership, as a capital contribution thereto. $9 million in cash and United States government securities in exchange for its continued 99% limited partner interest in the LPL Partnership; and

WHEREAS, in connection with the above described contributions the LPL Partnership has agreed to assume certain indebtedness and liabilities of the Partnership and has agreed to indemnify the Partnership from and against certain liabilities;

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Partnership, the Company and the LPL Partnership undertake and agree as follows:

ARTICLE I

Definitions

The following capitalized terms shall have the meanings given below.

“Agreement” means this LPL Contribution and Assumption Agreement.

“Company” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement dated as of the date hereof, by and among the Partnership, the Operating Partnership and the Company.

“Delaware Act” has the meaning assigned to such term in the Recitals to this Agreement.

“LPL Partnership” has the meaning assigned to such term in the Recitals to this Agreement.

“Operating Partnership” means Lakehead Pipe Line Company, Limited Partnership, a Delaware limited partnership.

“LPL Partnership Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Partnership” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Preference Units” means the preference units representing preference limited partner interests in the Partnership.

“Revolving/Term Credit Facility” means the Revolving Credit and Term Loan Facility Agreement dated as of December 12, 1991 by and among the Company, the Partnership, the Operating Partnership, the LPL Partnership and the Bank of Montreal, as agent, Harris Trust and Savings Bank, as collateral agent, and the financial institutions listed therein, providing for an aggregate amount of borrowings up to $275 million.

“Underwriters” means the several underwriters named in Schedule I in the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement dated as of December 19, 1991, by and among the Partnership, the Company, Interprovincial Pipe Line Inc. and Shearson Lehman Brothers Inc., Kidder, Peabody & Co. Incorporated, Smith Barney, Harris Upham & Co. Incorporated and Dean Witter Reynolds Inc., as representatives of the several underwriters named in Schedule I thereto relating to the public offering of Preference Units.

ARTICLE II

Partnership Contribution to the LPL Partnership

2.1. Contribution. The Partnership hereby contributes to the LPL Partnership $205,090,909.09 million in cash and United States government securities, in exchange for (a) the consideration stated in Section 2.2 and (b) the assumption of certain liabilities by the LPL Partnership as set forth in Article IV, and the LPL Partnership hereby accepts such contribution, as a contribution to the capital of the LPL Partnership.

2.2. Consideration for Contribution. In consideration for the contribution stated in Section 2.1, the LPL Partnership hereby continues the Partnership’s 1% general partner interest in the LPL Partnership.

ARTICLE III

Company Contribution to the LPL Partnership

3.1. Contribution. The Company hereby contributes to the LPL Partnership $9 million in cash and United States government securities, in exchange for the consideration stated in Section 3.2, and the LPL Partnership hereby accepts such contribution, as a contribution to the capital of the LPL Partnership.

3.2. Consideration for Contribution. In consideration for the contribution stated in Section 3.1, the LPL Partnership hereby continues the Company’s 99% limited partner interest in the LPL Partnership.

ARTICLE IV

Assumption of Certain Liabilities by the LPL Partnership

In connection with the contribution by the Partnership of cash and United States government securities to the LPL Partnership pursuant to Section 2.1, the LPL Partnership hereby assumes and agrees to duly and timely perform all of the Partnership’s obligations under the Revolving/Term Credit Facility and to duly and timely pay and discharge the outstanding indebtedness of the Partnership under the Revolving/Term Credit Facility in the aggregate principal amount of $205,000,000, together with any interest that may accrue on such outstanding indebtedness; provided, however, that said assumption and agreement to duly and timely perform the Partnership’s obligations under the Revolving/Term Credit Facility and to duly and timely pay and discharge the outstanding indebtedness of the Partnership under the Revolving/Term Credit Facility shall not increase the obligation of the LPL Partnership with respect thereto beyond that of the Partnership, waive any valid defense that was available to the Partnership with respect thereto or enlarge any rights or remedies of any third party thereunder.

ARTICLE V

Indemnification

The LPL Partnership shall indemnify, defend and hold harmless the Partnership, its successors and assigns from and against any and all claims, demands, costs, liabilities (including, without limitation, liabilities arising by way of active or passive negligence) and expenses (including court costs and reasonable attorneys’ fees) of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Partnership, arising from or relating to the liabilities and outstanding indebtedness of the Partnership under the Revolving/Term Credit Facility.

ARTICLE VI

Further Assurances

From time to time after the date hereof, and without any further consideration, the parties hereto shall execute, acknowledge and deliver all such additional agreements, instruments and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

ARTICLE VII

Miscellaneous

7.1. Order of Completion of Transactions. The transactions provided for in Articles II and III of this Agreement shall be completed on the date of this Agreement in the following order:

first:	following the completion of the transactions provided for in Article II and III of the Contribution Agreement and the sale of Preference Units by the Underwriters to the public as contemplated in the Underwriting Agreement, the transactions provided for in Article II shall be completed; and

second:	following the completion of the transactions as provided in first above, the transactions provided for in Article III shall be completed.

7.2. Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be consfaued to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

7.3. Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

7.4. No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

7.5. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

7.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

7.7. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

7.8. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” to this Agreement.

7.9 Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

LAKEHEAD PIPE LINE PARTNERS, L. P.

	By:	Lakehead Pipe Line Company, Inc.,
its general partner

ATTEST:	By:	/s/ B. F. MacNeill
		Name:	B. F. MacNeill
		Title:	President & Chief Executive Officer

ATTEST:	By:	/s/ D. P. Truswell
		Name:	D. P. Truswell
		Title:	Vice President, Finance

LAKEHEAD PIPE LINE COMPANY, INC.

ATTEST:	By:	/s/ B. F. MacNeill
		Name:	B. F. MacNeill
		Title:	President & Chief Executive Officer

ATTEST:	By:	/s/ D. P. Truswell
		Name:	D. P. Truswell
		Title:	Vice President, Finance

LAKEHEAD SERVICES, LIMITED PARTNERSHIP

	By:	Lakehead Pipe Line Partners, L.P.,
its general partner

	By:	Lakehead Pipe Line Company, Inc.,
its general partner

ATTEST:	By:	/s/ B. F. MacNeill
		Name:	B. F. MacNeill
		Title:	President & Chief Executive Officer

ATTEST:	By:	/s/ D. P. Truswell
		Name:	D. P. Truswell
		Title:	Vice President, Finance